FRIEDMAN LLP
ACCOUNTANTS AND ADVISORS

Exhibit 16.1

April 27, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Ladies and Gentlemen:

We were previously engaged as principal accountants to audit the financial statements of China Environmental Protection, Inc. (the "Company") for the year ending September 30, 2010. On January 21, 2011, we resigned as principal accountants for the Company. We have read the Company's statements included under Item 4.01 of its Form 8-K dated April 14, 2011, and we agree with the Company's statements in paragraphs 1, 2, 3, 5, 6 and 7. We are not in a position to agree or disagree with the Company's statements in paragraph 8. We disagree with the statements in paragraph 4 under Item 4.01, and respectfully refer to Friedman LLP's January 14, 2011 report to the Company and its January 21, 2011 letter to the SEC which are identified in the 8-K.

As a result of the issues identified by Friedman LLP in performing our audit of the Company's financial statements of the fiscal year ended September 30, 2010 and the lack of cooperation from the Company's management to resolve those issues, we can no longer rely on management's representations as they relate to previously issued financial statements and we can no longer support our opinions related to the consolidated financial statements of the Company for the years ended September 30, 2009 and 2008 contained in the Company's form 8-K filed on February 10, 2010, and the interim financial statements of the Company for the fiscal quarters ended December 31, March 30 and June 30, 2010 contained in the Company's quarterly reports on Form 10-Q for such periods.

Very truly yours,

FRIEDMAN LLP

Friedman LLP
Marlton, New Jersey